Exhibit 4.2
DIVIDEND REINVESTMENT PLAN
OF
MAIN STREET CAPITAL CORPORATION
Main Street Capital Corporation, a Maryland corporation (the “Corporation”), hereby adopts the following plan (the “Plan”) with respect to dividends and distributions (collectively, “dividends”) declared by its Board of Directors on shares of its Common Stock:
1. Unless a stockholder specifically elects to receive cash as set forth below, all dividends hereafter declared by the Board of Directors shall be payable in shares of the Common Stock of the Corporation, and no action shall be required on such stockholder’s part to receive a dividend in stock.
2. A stockholder may elect to reinvest cash dividends paid on a specific number of whole shares registered in his, her or its name, while receiving cash dividends on the remaining shares registered in his, her or its name. To take advantage of this option a stockholder will need to contact American Stock Transfer & Trust Company, the plan administrator and the Corporation’s transfer agent and registrar (the “Plan Administrator”) at the address listed below requesting partial reinvestment.
3. Such dividends shall be payable on such date or dates as may be fixed from time to time by the Board of Directors to stockholders of record at the close of business on the record date(s) established by the Board of Directors for the dividend involved.
4. The Corporation shall generally use newly-issued shares of its Common Stock to implement the Plan, whether its shares are trading at a premium or at a discount to net asset value. However, the Corporation reserves the right to direct the Plan Administrator to purchase shares of its Common Stock in the open market in connection with the implementation of the Plan. The number of newly-issued shares to be issued to a stockholder shall be determined by dividing the total dollar amount of the dividend payable to such stockholder by the market price per share of the Corporation’s Common Stock at the close of regular trading on the NASDAQ Global Select Market on the valuation date fixed by the Board of Directors for such dividend. Market price per share on that date shall be the closing price for such shares on the NASDAQ Global Select Market or, if no sale is reported for such day, at the average of their electronically-reported bid and asked prices. Shares purchased in open market transactions by the Plan Administrator shall be allocated to each Participant (as defined below) based upon the average purchase price, excluding any brokerage charges or other charges, of all shares of Common Stock purchased with respect to the applicable dividend.
5. A stockholder who has not yet reinvested dividends may, however, elect to receive his, her or its dividends in cash. To exercise this option, such stockholder shall notify the Plan Administrator, so that such notice is received by the Plan Administrator no later than the record date for the dividend fixed by the Board of Directors for the dividend involved. Such election shall remain in effect until the stockholder shall notify the Plan Administrator of such stockholder’s withdrawal of the election, which notice shall be delivered to the Plan Administrator no record date for the payment fixed by the Board of Directors for the next dividend by the Corporation. If the request is received after the record date then that dividend will be reinvested and all subsequent dividends will be paid out in cash.
6. The Plan Administrator will set up an account for shares acquired pursuant to the Plan for each stockholder who has not so elected to receive dividends in cash (each a “Participant”). The Plan Administrator may hold each Participant’s shares, together with the shares of other Participants, in non-certificated form in the Plan Administrator’s name or that of its nominee. Upon request by a Participant, received no later than 3 days prior to the payment date, the Plan Administrator will, instead of crediting shares to and/or carrying shares in a Participant’s account, issue, without charge to the Participant, a certificate registered in the Participant’s name for the number of whole shares payable to the Participant and a check for any fractional share. Requests received less than 3 days prior to a payment date will have that dividend reinvested. However, all subsequent dividends will be paid out in cash on all balances.

7. The Plan Administrator will confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable but not later than 10 business days after the date thereof. Although each Participant may from time to time have an undivided fractional interest (computed to three decimal places) in a share of Common Stock of the Corporation, no certificates for a fractional share will be issued. However, dividends on fractional shares will be credited to each Participant’s account. In the event of termination of a Participant’s account under the Plan, the Plan Administrator will adjust for any such undivided fractional interest in cash at the market value of the Corporation’s shares at the time of termination.
8. The Plan Administrator will forward to each Participant any Corporation related proxy solicitation materials and each Corporation report or other communication to stockholders, and will vote any shares held by it under the Plan in accordance with the instructions set forth on proxies returned by Participants to the Corporation.
9. In the event that the Corporation makes available to its stockholders rights to purchase additional shares or other securities, the shares held by the Plan Administrator for each Participant under the Plan will be added to any other shares held by the Participant in certificated form in calculating the number of rights to be issued to the Participant. Transaction processing may either be curtailed or suspended until the completion of any rights offering or any corporate action.
10. The Plan Administrator’s service fee, if any, and expenses for administering the Plan will be paid for by the Corporation.
11. Each Participant who previously purchased shares under the Plan may terminate his, her or its account under the Plan by so notifying the Plan Administrator in writing or by telephone. Such termination will be effective immediately if the Participant’s notice is received by the Plan Administrator not less than 3 days prior to any dividend payment date; otherwise, such termination will be effective only with respect to any subsequent dividend. If the request is received less than 3 days prior to the payment date then that dividend will be reinvested and all subsequent dividends will be paid out in cash. The Plan may be terminated by the Corporation upon notice in writing mailed to each Participant at least 30 days prior to any record date for the payment of any dividend by the Corporation. Upon any termination, the Plan Administrator will cause a certificate or certificates to be issued for the full shares held for the Participant under the Plan and a cash adjustment for any fractional share to be delivered to the Participant without charge to the Participant. If a Participant elects by his, her or its written or telephonic notice to the Plan Administrator in advance of termination to have the Plan Administrator sell part or all of his, her or its shares and remit the proceeds to the Participant, the Plan Administrator is authorized to deduct a $15.00 transaction fee plus a $0.10 per share brokerage commission from the proceeds.
12. These terms and conditions may be amended or supplemented by the Corporation at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Administrator receives written notice of the termination of his, her or its account under the Plan. Any such amendment may include an appointment by the Plan Administrator in its place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator under these terms and conditions. Upon any such appointment of any agent for the purpose of receiving dividends, the Corporation will be authorized to pay to such successor agent, for each Participant’s account, all dividends payable on shares of the Corporation held in the Participant’s name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.
13. The Plan Administrator will at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Plan Administrator’s negligence, bad faith, or willful misconduct or that of its employees or agents.
14. These terms and conditions shall be governed by the laws of the State of New York.
15. For transaction processing the address is American Stock Transfer and Trust Company, P.O. Box 922 Wall Street Station, New York, NY 10269-0560 and for inquiries the address is American Stock Transfer and Trust Company, 6201 15th Ave., Brooklyn, New York, NY 11219. Shareholder services may be contacted toll free at 866-706-8371.
January 2008